Exhibit 99.1

Celldex Reports First Quarter 2011 Financial Results

NEEDHAM, Mass.--(BUSINESS WIRE)--May 4, 2011--Celldex Therapeutics, Inc. (NASDAQ: CLDX) today reported financial results for the first quarter ended March 31, 2011. Celldex reported a net loss of $10.1 million, or $0.31 per share, for the first quarter of 2011 compared to a net loss of $6.6 million, or $0.21 per share, for the first quarter of 2010. At March 31, 2011, Celldex reported cash, cash equivalents and marketable securities of $44.3 million, which the Company believes will be sufficient to meet estimated working capital requirements and fund planned program development into 2012, including initiation of a Phase 3 pivotal study for rindopepimut (CDX-110).

“In the first quarter of 2011, Celldex continued building what we believe is one of the leading cancer immunotherapy pipelines in the industry—progressing two of our late stage clinical programs and preparing CDX-1127 for entry into a clinical study,” said Anthony S. Marucci, President and Chief Executive Officer of Celldex Therapeutics. “We are finalizing plans for an international study of rindopepimut in glioblastoma and remain on track to initiate this important study in the second half of the year. Considerable progress has been made in enrolling patients into the Phase 2b study of CDX-011 in refractory breast cancer and we anticipate achieving our recruitment goal, as planned, by year-end. We anticipate building on this momentum over the course of the year and will continue to keep shareholders apprised of our progress.”

First quarter and recent highlights:

  Continued preparations for the initiation of a Phase 3 randomized, placebo-controlled study of rindopepimut, including ongoing discussions with both the U.S. Food and Drug Administration and the European Medicines Agency. The study is expected to enroll approximately 300 patients with newly diagnosed GBM that express EGFRvIII at over 100 clinical sites internationally and is planned to begin in the second half of 2011.
  Continued enrollment of the 120-patient randomized Phase 2b controlled study of CDX-011, which is on track to fully accrue by year-end 2011. CDX-011 is Celldex’s antibody-drug conjugate for the treatment of patients with glycoprotein NMB (GPNMB)-expressing advanced, refractory breast cancer including triple negative disease.
  Retired the approximately $12.8 million of outstanding principal and accrued interest owed to holders of the Company’s 4% convertible subordinated debt in February; and increased our term debt facility by an additional $5 million with General Electric Capital Corporation in March.
  Presented new preclinical data for CDX-1127, a therapeutic antibody candidate for oncology indications, at the 2011 American Association for Cancer Research (AACR) 102nd Annual Meeting in April. CDX-1127 is a fully human monoclonal antibody targeting CD27. Key findings discussed in the poster presentation included:
    The agonistic function of CDX-1127 in combination with T cell receptor activation;
    The potent therapeutic effects of CDX-1127 in an aggressive tumor model; and,
    The observed tolerability and lack of cytokine release in preclinical models.

“Consistent with our strategic imperative to align our resources to support the advancement of our latest-stage assets, we have successfully reorganized several of our clinical programs to reduce their costs while maintaining the integrity needed to provide the necessary data for future development,” said Avery (Chip) Catlin, Senior Vice President and Chief Financial Officer of Celldex Therapeutics. “Our Phase 2b study of CDX-011 in breast cancer has been enrolling well, allowing us to limit the number of study sites while remaining on track to achieve our recruitment goal by year-end. We have reduced the overall number of patients and expanded eligibility in the Phase 2 study of CDX-1307 in bladder cancer by amending the trial design to a single-arm study, which should accelerate completion of enrollment. These changes are consistent with our goal of maintaining Celldex’s solid financial position while supporting our late-stage clinical candidates and simultaneously advancing our earlier stage candidates toward proof-of-concept.”

Further Financial Highlights

The net loss of $10.1 million for the first quarter of 2011 represents an increased loss of $3.5 million when compared to the net loss for the same period in 2010, primarily due to a decrease in revenue in 2011 of $1.2 million, the receipt of a sublicense income payment of $3 million from TopoTarget A/S in 2010, partially offset by a decrease in amortization of acquired intangible assets in 2011 of $1.0 million.

Revenues for the first quarter of 2011 decreased when compared to revenues in 2010, primarily because $1.3 million of deferred product development and licensing revenues related to the Pfizer license agreement were recognized in the first quarter of 2010.

Research and development (R&D) expense in the first quarter of 2011 increased by approximately $0.4 million from 2010. Changes in R&D expense between 2011 and 2010 primarily reflect increased personnel-related expenses related to higher headcount, consulting expenses, clinical trial costs and contracted research expenses, partially offset by lower facility-related expenses.

General and administrative (G&A) expense decreased by $0.4 million to $2.4 million in 2011 as compared to G&A expense of $2.8 million in 2010 and was primarily due to lower personnel-related expenses and professional services fees during the first quarter of 2011.

The $3.2 million decrease in investment, other income and interest expense, net in 2011 is primarily due to other income of $3.0 million recorded for the TopoTarget sublicense income payment received in 2010.

During the quarter ended March 31, 2011, cash, cash equivalents and marketable securities decreased by approximately $16.8 million from December 31, 2010, primarily due to operating expenses incurred during the quarter, payment of outstanding principal and accrued interest owed to holders of the Company’s 4% convertible subordinated debt, offset partially by additional term debt financing.

As of March 31, 2011, Celldex had approximately 32.1 million shares outstanding.

About Celldex Therapeutics, Inc.

Celldex Therapeutics is the first antibody-based combination immunotherapy company. Celldex has a pipeline of drug candidates in development for the treatment of cancer and other difficult-to-treat diseases based on its antibody focused Precision Targeted Immunotherapy Platform. The PTI Platform is a complementary portfolio of monoclonal antibodies, antibody-targeted vaccines and immunomodulators used in optimal combinations to create novel disease-specific drug candidates. For more information, please visit http://www.celldextherapeutics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization (by Celldex and others) of rindopepimut (CDX-110), CDX-1307, CDX-011, CDX-1135 (formerly TP10), CDX-1401, CDX-1127, Belinostat and other products. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to obtain additional capital on acceptable terms, or at all; our ability to adapt APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; our ability to successfully complete product research and further development of our programs; the uncertainties inherent in clinical testing; our limited experience in bringing programs through Phase 3 clinical trials; our ability to manage research and development efforts for multiple products at varying stages of development; our ability to successfully complete the transition of rindopepimut from Pfizer to Celldex; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the Company's programs to continue to develop; our limited cash reserves and our ability to obtain additional capital on acceptable terms, or at all; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other factors listed under “Risk Factors” in our annual report on Form 10-K.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

CELLDEX THERAPEUTICS, INC.
(In thousands, except per share amounts)

CONSOLIDATED STATEMENT	Quarter
OF OPERATIONS DATA	Ended March 31,
	2011	2010
	(Unaudited)
OPERATING REVENUE
Product Development
and Licensing Agreements	$14	$1,347
Contracts and Grants	-	220
Product Royalties	2,502	2,146

Total Revenue	2,516	3,713

OPERATING EXPENSE
Research and Development	6,853	6,438
Royalty	2,502	2,327
General and Administrative	2,386	2,835
Gain on Sale of Assets	(50)	-
Amortization of Acquired Intangible Assets	483	1,520

Total Operating Expense	12,174	13,120

Operating Loss	(9,658)	(9,407)

Investment and Other Income, Net	84	3,162
Interest Expense	(485)	(337)

Net Loss	$(10,059)	$(6,582)

Basic and Diluted Net Loss per
Common Share	$(0.31)	$(0.21)
Weighted Average Common
Shares Outstanding	32,047	31,695

CONDENSED CONSOLIDATED
BALANCE SHEETS DATA	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Cash, Cash Equivalents and Marketable Securities	$44,307	$61,098
Other Current Assets	1,921	1,849
Property and Equipment, net	10,472	10,832
Intangible and Other Assets, net	35,704	36,164
Total Assets	$92,404	$109,943

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$8,920	$20,208
Long-Term Liabilities	17,699	14,480
Stockholders' Equity	65,785	75,255
Total Liabilities and Stockholders' Equity	$92,404	$109,943

CONTACT:
Celldex Therapeutics, Inc.
Anthony S. Marucci, 781-433-0771
President and CEO
or
Celldex Therapeutics, Inc.
Avery W. Catlin, 781-433-0771
Chief Financial Officer
IR@celldextherapeutics.com
or
For Media:
BMC Communications Group
Matthew Driscoll, 212-477-9007 x20
mdriscoll@bmccommunications.com